                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant   [X]

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement             [ ]   Confidential, For Use of the
[X]  Definitive Proxy Statement                    Commission Only (as permitted
[ ]  Definitive Additional Materials                by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to Rule
     14a-11(c) or Rule 14a-12

                             FRITZ COMPANIES, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement,
                          if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)      Title of each class of securities to which transaction applies:
                 Common Stock, $0.01 par value

        (2)      Aggregate number of securities to which transaction applies:
                 $_________________

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $_________________

        (4)      Proposed maximum aggregate value of transaction: $_____________

        (5)      Total fee paid:  $_________________

[ ]     Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1)      Amount previously paid:

        (2)      Form, Schedule or Registration Statement no.:

        (3)      Filing Party:

        (4)      Date Filed:

                                   FRITZ LOGO

                             FRITZ COMPANIES, INC.
                               706 MISSION STREET
                        SAN FRANCISCO, CALIFORNIA 94103
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                   WEDNESDAY, SEPTEMBER 29, 1999, 10:30 A.M.

TO THE STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of Stockholders of Fritz Companies, Inc. will be held at The Argent Hotel, 50 Third Street, San Francisco, California, on Wednesday, September 29, 1999, at 10:30 A.M. for the following purposes:

     (1) To elect six directors.

     (2) To transact such other business as may properly come before the meeting.

     Only stockholders of record on the books of the Company as of 5:00 PM, August 2, 1999 are entitled to vote at the meeting and any adjournment thereof.

                                          By Order of the Board of Directors

                                          Jan H. Raymond,
                                          Secretary

Dated: August 20, 1999

STOCKHOLDERS ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

                                   FRITZ LOGO

                             FRITZ COMPANIES, INC.
                               706 MISSION STREET
                        SAN FRANCISCO, CALIFORNIA 94103
                            ------------------------

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of Fritz Companies, Inc. (the "Company") to be used at the Annual Meeting of Stockholders on September 29, 1999, for the purposes set forth in the foregoing notice. This proxy statement and the enclosed form of proxy were first sent to stockholders on or about August 25, 1999.

     If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the six directors proposed by the Board unless the authority to vote for the election of directors (or for any one or more nominees) is withheld. Any stockholder signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to or at the Annual Meeting. A proxy may be revoked by a writing delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy, or by attendance at the Annual Meeting and voting in person.

                               VOTING SECURITIES

     Only stockholders of record on the books of the Company as of 5.00 P.M., August 2, 1999, will be entitled to vote at the Annual Meeting.

     As of the close of business on August 2, 1999, there were outstanding 36,523,614 shares of Common Stock of the Company, entitled to one vote per share. The holders of a majority of the outstanding shares of the Common Stock of the Company, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the Meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. With regard to the election of directors, votes may be cast "For" or "Withhold Authority" for each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Therefore, a broker non-vote will have no effect on the election of directors.

                             ELECTION OF DIRECTORS

     The persons named below are nominees for director to serve until the next Annual Meeting of Stockholders and until their successors shall have been elected. The nominees constitute the present Board of Directors.

     In the absence of instructions to the contrary, shares represented by the proxy will be voted and the proxies will vote for the election of all such nominees to the Board of Directors. If any of such persons is unable or unwilling to be a candidate for the office of director at the date of the Annual Meeting, or any adjournment thereof, the proxies will be voted for such substitute nominee as shall be designated by the persons appointed in the proxies. The management has no reason to believe that any of such nominees will be unable or unwilling to serve if elected a director. Set forth below is certain information concerning the nominees, which is based on data furnished by them.

                                             BUSINESS EXPERIENCE DURING PAST                     SERVED AS
NOMINEES FOR DIRECTOR  AGE                   FIVE YEARS AND OTHER INFORMATION                  DIRECTOR SINCE
---------------------  ---                   --------------------------------                  --------------
Lynn C. Fritz........  57    Chairman of the Board. Mr. Fritz has been the Company's Chief          1977
                             Executive Officer since 1986. Mr. Fritz is a director of
                             Manugistics Corporation (developer of software for supply chain management).
Dennis L. Pelino.....  51    President since August 1996. Mr. Pelino was Chief Operating            1991
                             Officer from January 1994 until September 1998, Executive Vice
                             President from January 1994 until August 1996 and Senior Vice
                             President from August 1992 until January 1994.
James Gilleran.......  66    Chairman of the Board and Chief Executive Officer of The Bank of       1992
                             San Francisco and its parent, The San Francisco Company since
                             November 1994. Mr. Gilleran was Superintendent of the California
                             State Banking Department from 1989 until November 1994. Mr.
                             Gilleran is a director of Zindart (Holdings) Ltd. (toys and collectibles).
Preston Martin.......  75    Chairman, President and Chief Executive Officer of Martin              1992
                             Holdings, Inc. (bank asset holding company), Chairman of Martin
                             Associates (consulting firm) and Chairman of LINC Group, Inc.
                             (insurance agency). Mr. Martin is a director of SoCal Savings
                             (financial institution holding company) and INCO Homes (home builder). Mr. Martin was previously Vice Chairman of the Board of Governors of the Federal Reserve Board.
Paul S. Otellini.....  48    Executive Vice President of Intel Corporation (semiconductor           1998
                             manufacturer). Mr. Otellini is a director of Autodesk Corp.
                             (software provider).
William J. Razzouk...  51    Chairman and Chief Executive Officer of PlanetRx (internet             1998
                             pharmacy and healthcare company). From September 1997 until May
                             1998, Mr. Razzouk was President and Chief Operating Officer of
                             Storage USA (real estate investment trust). From February 1996 until June 1996, Mr. Razzouk was President of America Online
                             (internet services). Prior to February 1996, Mr. Razzouk was
                             Executive Vice President of Federal Express Corporation
                             (provider of global transportation logistics). Mr. Razzouk is a director of Waste Connections, Inc. (waste management).

                         FURTHER INFORMATION CONCERNING
                             THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD

     During the fiscal year ended May 31, 1999 ("Fiscal 1999"), the Board of Directors held five meetings and acted by unanimous written consent on a number of occasions. The Board of Directors has two committees: the Audit Committee and the Compensation Committee.

     The members of the Audit Committee are James Gilleran and Paul S. Otellini. Among the functions performed by this committee are to make recommendations to the Board of Directors with respect to the engagement or discharge of independent auditors, to review with the independent auditors the plan and results of the auditing engagement, to review the Company's internal auditing procedures and system of internal accounting controls and to make inquiries into matters within the scope of its functions.

     The members of the Compensation Committee are Preston Martin and William Razzouk. Among the functions performed by this committee are to review and make recommendations to the Board of Directors concerning the compensation of the key management employees of the Company and to administer the Company's equity incentive and 401(k) plans.

     During Fiscal 1999, the Audit Committee held five meetings and the Compensation Committee held one meeting.

ATTENDANCE AT MEETINGS

     During Fiscal 1999, there were no members of the Board of Directors who attended fewer than seventy-five percent of the meetings of the Board of Directors and all committees of the Board on which they served.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company are paid directors' fees consisting of $24,000 per year and $1,000 for each Board meeting attended. Directors who attend committee meetings receive an additional $1,000 for each meeting not held on the same day as a Board meeting. Of the $24,000 annual retainer paid to nonemployee directors, 60% is paid in Common Stock pursuant to the Nonemployee Director Restricted Stock Plan.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The compensation paid to the Company's Chief Executive Officer and the four other most highly compensated executive officers for services in all capacities to the Company and its subsidiaries during the fiscal years indicated is set forth below.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG TERM COMPENSATION
                                       ANNUAL COMPENSATION                      AWARDS
                               ------------------------------------   --------------------------
                                                       OTHER ANNUAL                  SECURITIES
       NAME AND                                        COMPENSATION   RESTRICTED     UNDERLYING       ALL OTHER
  PRINCIPAL POSITION    YEAR   SALARY($)    BONUS($)      ($)(1)      STOCK($)(2)    OPTIONS(#)    COMPENSATION($)
  ------------------    ----   ---------    --------   ------------   -----------    -----------   ---------------
Lynn C. Fritz.........  1999   $500,000        --        $ 8,040             --        250,000              --
  Chairman of the       1998   $500,000        --        $ 8,040             --         50,000              --
  Board and Chief       1997   $500,000        --        $15,000             --             --              --
  Executive Officer
Dennis L. Pelino......  1999   $375,000        --             --       $500,000         30,000              --
  President             1998   $375,000        --             --             --             --              --
                        1997   $358,300        --        $ 5,000       $690,000             --              --
Joseph Carnes.........  1999   $251,250        --             --       $267,446(3)      30,000         $52,265(7)
  Executive Vice-       1998   $220,000        --        $ 6,000       $138,562(3)      15,000              --
  President             1997   $206,667        --        $ 6,000       $238,000(3)       4,667              --
Robert Arovas.........  1999   $246,667        --             --       $205,000(4)      30,000              --
  Executive Vice-       1998   $230,000        --             --       $ 60,000(4)      25,000              --
  President and Chief   1997   $ 82,400(5)     --             --             --         10,000              --
  Financial Officer(8)
Jan H. Raymond........  1999   $220,417        --             --       $211,370(6)      20,000         $25,841(7)
  Executive Vice-       1998   $200,000        --             --       $118,562(6)      15,000              --
  President, Secretary  1997   $189,700        --        $15,500       $ 10,500(6)       6,000              --
  and General Counsel

---------------
(1) While the named executive officers enjoy certain perquisites, for fiscal years 1997, 1998 and 1999 these did not exceed the lesser of $50,000 of 10% of each officer's salary and bonus.

(2) As of the end of fiscal year 1999, the aggregate restricted stock holdings for the named executives consisted of 157,519 shares worth $1,693,329 at the then current fair market value (as represented by the closing price of the Company's Common Stock on May 31, 1999), without giving effect to the diminution of value attributable to the restrictions on such stock. Such amount includes $150,500 for Mr. Fritz (14,000 shares), $577,178 for Mr. Pelino (53,691 shares), $210,238 for Mr. Arovas (19,557 shares), $432,827 for Mr. Carnes (40,263 shares) and $322,586 for Mr. Raymond (30,008 shares). Dividends are paid on the restricted shares to the extent payable on the Company's Common Stock generally. Except as set forth in footnotes 3, 4 and 6 below, no shares granted to the named executives vest in less than three years from the date of grant.

(3) Certain restricted stock awarded during 1997($10,500), 1998($8,562) and 1999($7,524) to Mr. Carnes vested upon grant. The remaining restricted stock awarded to Mr. Carnes during 1997, 1998 and 1999 vested 30% upon grant, with the balance to vest on January 1, 2001.

(4) The restricted stock awarded during 1998 to Mr. Arovas vested 30% upon grant, with the balance to vest on January 1, 2000. The restricted stock awarded during 1999 to Mr. Arovas vested 30% upon grant, with the balance to vest on January 1, 2000.

(5) Mr. Arovas joined the Company during Fiscal 1997.

(6) Certain restricted stock awarded during 1997($10,500), 1998($8,562) and 1999($46,370) to Mr. Raymond vested upon grant. The remaining restricted stock awarded to Mr. Raymond during 1997, 1998 and 1999 vested 30% upon grant, with the balance to vest five years from the date of grant.

(7) During 1999, certain restricted stock grants to Messrs. Raymond and Carnes became vested and thereupon became subject to withholding taxes. The Company paid those taxes in cash in lieu of shares.

(8) Mr. Arovas left the Company as of May 31, 1999.

OPTIONS GRANTED TO EXECUTIVE OFFICERS

     The following table sets forth certain information regarding stock options granted during Fiscal 1999 to the executive officers named in the foregoing Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                         ---------------------------------------------------                 POTENTIAL REALIZABLE
                         NUMBER OF                                                             VALUE AT ASSUMED
                         SECURITIES    PERCENT OF                                            ANNUAL RATES OF STOCK
                         UNDERLYING   TOTAL OPTIONS                  MARKET                 PRICE APPRECIATION FOR
                          OPTIONS      GRANTED TO     EXERCISE OR   PRICE ON                    OPTION TERM(4)
                          GRANTED     EMPLOYEES IN    BASE PRICE    DATE OF    EXPIRATION   -----------------------
         NAME              (#)(1)      FISCAL YEAR     ($/SH)(2)    GRANT(2)    DATE(3)       5%($)        10%($)
         ----            ----------   -------------   -----------   --------   ----------   ----------   ----------
Lynn C. Fritz..........   250,000         51.47%        $9.3125     $9.3125     7/27/08     1,464,145    3,710,432
Dennis L. Pelino.......    30,000          6.18%        $9.3125     $9.3125     7/27/08       175,697      445,252
Joseph Carnes..........    30,000          6.18%        $9.3125     $9.3125     7/27/08       175,697      445,252
Robert Arovas..........    30,000          6.18%        $9.3125     $9.3125     7/27/08       175,697      445,252
Jan H. Raymond.........    20,000          4.12%        $9.3125     $9.3125     7/27/08       117,132      296,835

---------------
(1) Except as to the options granted to Mr. Arovas, all such options become exercisable (a) as to 1/3 (33.3%) of the shares on the day after the first anniversary of the grant, (b) as to an additional 1/3 (33.3%) of the shares on the day after the second anniversary of the grant, and (e) as to the remaining 1/3 (33.3%) of the shares on the day after the third anniversary of the grant. Mr. Arovas' options became exercisable on June 1, 1999. Under the terms of the Company's stock option plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options.

(2) All options were granted at fair market value.

(3) All options granted in fiscal 1999 were granted for a term of 10 years.

(4) Realizable values are reported net of the option exercise price. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates (determined from the price at the date of grant, not the stock's current market value) set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock as well as the optionholder's continued employment through the vesting period. The potential realizable value calculation assumes that the optionholder waits until the end of the option term to exercise the option.

     None of the Company's executive officers exercised any stock options during Fiscal 1999. The following table sets forth certain information with respect to stock options held by each of the Company's executive officers as of May 31, 1999.

                AGGREGATED OPTION EXERCISES IN LAST FLSCAL YEAR
                            AND FY-END OPTION VALUES

                                                                                 VALUE OF UNEXERCISED
                                                NUMBER OF UNEXERCISED            IN-THE-MONEY OPTIONS
                                                 OPTIONS AT FY-END(#)              AT FY-END($)(1)
                                             ----------------------------    ----------------------------
                   NAME                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                      -----------    -------------    -----------    -------------
Lynn C. Fritz..............................    186,666         283,334         10,416          380,209
Dennis L. Pelino...........................    435,800          30,000         18,850           43,125
Joseph Carnes..............................      6,556          43,111         11,289           53,462
Robert Arovas..............................      8,333          56,667          5,208           53,542
Jan H. Raymond.............................     25,000          32,000         65,625           40,250

---------------
(1) Based on the price per share of $10.75, which was the price of the Common Stock on the Nasdaq National Market at the close of business on May 31, 1999.

EMPLOYMENT AGREEMENTS

     In October 1996, the Company entered into an employment agreement with Dennis Pelino, which was amended in July 1998. The agreement, which expires on October 31, 2002, is performance based and provides non-salary compensation in stock in relationship to the performance goals and objectives of Mr. Pelino. The terms of the agreement provide Mr. Pelino with an annual base salary of $375,000 and a severance benefit of two years' salary in the event of involuntary termination without cause.

     In January 1999, the Company entered into an employment agreement with Joseph Carnes. The agreement has no set expiration date. It provides for an initial annual base salary of $275,000 and a severance benefit of $400,000 in the event of involuntary termination without cause within the first five years of employment under the agreement. The agreement also provides for Mr. Carnes to receive certain restricted stock grants under the Company's Performance Based Retention Plan.

     In January 1999, the Company entered into an employment agreement with Jan Raymond. The agreement expires on December 31, 2001. It provides for an initial annual base salary of $240,000 and a severance benefit of the amount of salary payable over the remainder of the contract term in the event of involuntary termination without cause during the term of the contract and one year's base salary in the event of termination due to a change of control of the Company within one year of such change of control. The agreement also provides for Mr. Raymond to participate in the Company's Performance Based Retention Plan.

     In May 1999, the Company entered into a termination agreement with Robert Arovas. The agreement provides for a six month period of salary continuation, accelerated vesting of restricted stock and stock options, an award for Fiscal 1999 under the Company's Performance Based Retention Plan and reimbursement of relocation costs incurred in connection with Mr. Arovas' joining the Company.

TRANSACTIONS WITH THE COMPANY

     In connection with the Company's U.S. customs brokerage operations, the Company's customers are required to obtain surety bonds, The Company places such customs bonds with Intercargo Corporation ("Intercargo") and other underwriters of customs bonds. In addition, the Company carries various liability insurance policies with Intercargo. Lynn Fritz owned approximately 2% of the outstanding common stock of Intercargo during Fiscal 1999. During Fiscal 1999, Mr. Fritz liquidated all of his shareholdings in Intercargo. During Fiscal 1999, the Company placed approximately $4,557,881 of insurance and surety bond business with Intercargo and received $573,131 in insurance and surety bond commissions and fees from Intercargo. The Company believes that the amounts received are substantially the same as the Company would have received from other third parties.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

To the Board of Directors:

     As members of the Compensation Committee, it is our duty to evaluate and determine the appropriate levels of compensation for officers and directors and to administer the Company's 1992 Omnibus Equity Incentive Plan and 401(k) Plan. Our general policy is to discharge these responsibilities in a manner which links executive performance to long term shareholder value. Our specific objectives are to enhance the long term performance of the Company, enable the Company to attract and retain outstanding executives and employees and provide meaningful incentives, without subjecting the Company to excessive cost.

Competitive Compensation Information

     Annually, the Compensation Committee reviews with management competitive data from recognized national surveys concerning executive compensation levels and practices as part of the process of establishing an appropriate level of overall executive compensation. These surveys include some of the companies that are inlcuded in the Peer Group used by the Company in the comparison of five-year cumulative total return set forth below, as well as many other companies not in the Peer Group. The Committee has chosen not to limit the survey information to companies in the Peer Group because the search to attract new executives is not limited to companies within the same industry, and the competition that the Company faces to recruit and retain existing executives comes from companies in many different industries.

Base Salary

     The Compensation Committee approves all salary changes for the Company's executive officers, and bases decisions with respect to changes in individual salary on a combination of factors including the performance of the executive, changes in the responsibilities of the executive, salary level relative to the competitive market and the recommendations of the Company's Chief Executive Officer. Mr. Fritz' base salary is $500,000. He has not had an increase to base salary since the Company went public in 1992. Mr. Fritz has requested of the Committee that given the operating performance of the Company, his salary not be increased. The Committee has agreed to Mr. Fritz' request and therefore determined that no adjustment to base pay was in order for Mr. Fritz.

Bonus

     The cash bonus provides an annual reward for exceptional performance which exceeds expectation. Bonus awards are subject to significant variability depending on the annual performance of the Company The bonus for the Chief Executive Officer is based solely on the performance of the Company. In recognition of the Company's fiscal year performance, no cash bonuses were paid to any executive officers in respect of Fiscal 1999.

Stock Based Incentives

     Stock based incentives are used as a means of rewarding executives for making decisions which lead to substantial growth in stockholder value and for the perceived long term value of the executive to the Company. No specific minimum holdings of Fritz stock are required formally; however executives are encouraged to hold significant stock in the Company.

     Stock options and restricted stock are the primary long term incentive awards for executives. We believe that stock options and restricted stock focus attention on managing the Company from the perspective of an owner with an equity stake in the business. In this regard, the Company has approved and implemented a Performance Based Retention Plan that utilizes restricted stock as a key element of performance recognition and retention value. Under the current terms of the Performance Based Retention Plan, awards are made in restricted stock that vests 30% on the date of grant and 70% on the fifth anniversary of the date of grant providing the executive is continuously employed by the Company until the vesting date. In order to better serve the dual purposes of recognition and retention, effective with awards made in Fiscal 2000, awards will be made in restricted stock that vests 20% at the date of grant and 20% annually on the anniversary date of the grant so long as the executive remains continuously employed by the Company until the vesting date. Mr. Fritz and Mr. Pelino do not participate in the Performance Based Retention Plan, but the other named executives do and received awards under the Plan in Fiscal 1999.

     The Committee continues to support the leadership that Mr. Fritz brings to the organization and the importance of his long-term value. In that regard, in July 1998 the Committee awarded Mr. Fritz a grant of 250,000 market based nonqualified stock options.

     As a matter of policy, the Company believes it is important to retain the flexibility to maximize the Company's tax deductions. Amendments to Section 162(m) of the Internal Revenue Code have eliminated the deductibility of most compensation over a million dollars in any given year unless the specifications outlined in Section 162(m) are met. It will continue to be the policy of this Committee to consider the impact, if any, of Section 162 (m) on the Company and to document as necessary specific performance goals in order to seek to preserve the Company's tax deduction.

     The Committee is committed to a goal oriented compensation system based on how the Company performs. In years when the Company meets its aggressive business plan, we intend to recognize this achievement with substantial bonus awards.

                                          Compensation Committee

                                          PRESTON MARTIN
                                          WILLIAM RAZZOUK

July 30, 1999

PERFORMANCE GRAPH

     The following graph compares the percentage change in the Company's cumulative total stockholder return on its Common Stock for the period from June 1, 1994 to May 31, 1999 with the cumulative total return of the NASDAQ Market Index and a peer group index consisting of Air Express International Corporation, Circle International Group, Inc. and Expeditors International of Washington, Inc.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                          AMONG FRITZ COMPANIES INC.,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

                                                      FRITZ COS INC             PEER GROUP INDEX           NASDAQ MARKET INDEX
                                                      -------------          -----------------------       -------------------
'1994'                                                   100.00                      100.00                      100.00
'1995'                                                   174.38                      136.69                      109.45
'1996'                                                   228.10                      174.04                      154.49
'1997'                                                    71.90                      259.09                      173.33
'1998'                                                    85.95                      303.19                      220.07
'1999'                                                    71.07                      341.60                      303.20

                     Assumes $100 Invested on June 1, 1994
                          Assumes Dividend Reinvested
                        Fiscal Year Ending May 31, 1999

OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table indicates, as to (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each named executive officer, and (iv) all directors and executive officers as a group, the number of shares and percentage of the Company's Common Stock beneficially owned as of July 15, 1999.

                                                               COMMON STOCK BENEFICIALLY
                                                               OWNED AS OF JULY 15, 1999
                                                              ---------------------------
               EXECUTIVE OFFICER OR DIRECTOR                  NUMBER OF SHARES    PERCENT
               -----------------------------                  ----------------    -------
Lynn C. Fritz(1)............................................     13,236,196        36.3%
Franklin Resources, Inc.....................................      2,497,900         6.9%
Westport Asset Management, Inc..............................      2,277,424         6.3%
State of Wisconsin Investment Board.........................      1,969,300         5.4%
Dennis L. Pelino(2).........................................        499,491         1.4%
Joseph Carnes(3)............................................         73,540          .2%
Robert Arovas(4)............................................         96,578          .3%
Jan H. Raymond(5)...........................................         77,285          .2%
James Gilleran..............................................          9,944           *
Preston Martin..............................................         13,444           *
Paul S. Otellini............................................          2,105           *
William J. Razzouk..........................................          3,505           *
All directors and executive officers as a group (15
  persons)(6)...............................................     14,066,611        38.6%

The address of Mr. Fritz is 706 Mission Street, San Francisco, California 94103. Mr. Fritz may be deemed to be a "control person," of the Company within the meaning of the rules and regulations of the Securities and Exchange Commission by reason of his stock ownership and positions with the Company. The address of Franklin Resources, Inc. is 777 Mariners Island Boulevard, San Mateo, California 94404; the address of Westport Asset Management is 253 Riverside Avenue, Westport, Connecticut 06880; and the address of State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707.
---------------
 *  Less than 1/10 of 1%

(1) Includes employee stock options exercisable within 60 days to purchase 286,666 shares.

(2) Includes employee stock options exercisable within 60 days to purchase 445,800 shares.

(3) Includes employee stock options exercisable within 60 days to purchase 23,111 shares.

(4) Includes employee stock options exercisable within 60 days to purchase 65,000 shares.

(5) Includes employee stock options exercisable within 60 days to purchase 77,285 shares.

(6) Includes shares which the directors and executive officers have the option to purchase within 60 days.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from June 1, 1998 to May 31, 1999 all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with.

                                    AUDITORS

     KPMG LLP serves as the Company's principal independent accountants. Representatives of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, there are no other matters which management intends to present or has reason to believe others will present to the meeting. If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

                             STOCKHOLDER PROPOSALS

     If any stockholder intends to present a proposal for action at the Company's 2000 Annual Meeting and wishes to have such proposal set forth in management's proxy statement, such stockholder must forward the proposal to the Company so that it is received on or before April 22, 2000. Proposals should be addressed to the Company at 706 Mission Street, San Francisco, California 94103,
Attention: Corporate Secretary.

     The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder intends to submit a proposal at the 2000 Annual Meeting of Stockholders of the Company, which proposal is not intended to be included in the Company's proxy statement and form of proxy relating to such meeting, the stockholder should give appropriate notice no later than July 9, 2000. If a stockholder fails to submit the proposal by such date, the Company will not be required to provide any information about the nature of the proposal in its proxy statement and the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at the 2000 Annual Meeting of Stockholders of the Company.

                              COST OF SOLICITATION

     All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by the Company.

                                          By Order of the Board of Directors

                                          Jan H. Raymond
                                          Secretary

Dated: August 20, 1999.

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